Exhibit 99.1

ProShares Announces ETF Share Splits

Oct. 28, 2024

BETHESDA, Md.—ProShares, a premier provider of ETFs, announced today forward and reverse share splits on 22 of its ETFs. The splits will not change the total value of a shareholder’s investment.

Forward Splits

ProShares will implement forward splits for three ETFs at the following split ratios:

Ticker	ProShares ETF	Split Ratio
USD	ProShares Ultra Semiconductors	2:1
RXL	ProShares Ultra Health Care	2:1
YCS	ProShares UltraShort Yen	2:1

All forward splits will apply to shareholders of record as of market close on November 5, 2024, payable after market close on November 6, 2024. All forward splits will be effective prior to market open on November 7, 2024, when the funds will begin trading at their post-split prices. The ticker symbols and CUSIP numbers for the funds will not change.

The forward splits will decrease the price per share of each fund, with a proportionate increase in the number of shares outstanding. For example, for a two-for-one split, every pre-split share will result in the receipt of two post-split shares, which will be priced at one-half the net asset value (“NAV”) of a pre-split share.

Illustration of a Forward Split

The following table shows the effect of a hypothetical two-for-one forward split.

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$120.00	$12,000.00
Post-Split	200	$ 60.00	$12,000.00

Reverse Splits

ProShares will implement reverse splits for 19 ETFs at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
SMN	ProShares UltraShort Materials	1:2	74347G614	74347G226
SSG	ProShares UltraShort Semiconductors	1:5	74349Y860	74349Y779
EFU	ProShares UltraShort MSCI EAFE	1:2	74348A475	74349Y738
EPV	ProShares UltraShort FTSE Europe	1:5	74348A434	74349Y720
SDP	ProShares UltraShort Utilities	1:2	74347G721	74347G218
SQQQ	ProShares UltraPro Short QQQ	1:5	74347G432	74347G192

BITI	ProShares Short Bitcoin ETF	1:5	74347G291	74347G184
ZSL	ProShares UltraShort Silver	1:4	74347Y847	74347Y722
DUG	ProShares UltraShort Energy	1:4	74347G358	74347G176
TWM	ProShares UltraShort Russell2000	1:5	74347G689	74347G168
SEF	ProShares Short Financials	1:4	74347B185	74349Y761
EWV	ProShares UltraShort MSCI Japan	1:4	74348A459	74349Y712
SKF	ProShares UltraShort Financials	1:4	74347G382	74347G150
SH	ProShares Short S&P500	1:4	74347B425	74349Y753
SRS	ProShares UltraShort Real Estate	1:4	74347G556	74347G143
BOIL	ProShares Ultra Bloomberg Natural Gas	1:5	74347Y763	74347Y748
EUM	ProShares Short MSCI Emerging Markets	1:2	74347R396	74349Y746
VIXY	ProShares VIX Short-Term Futures ETF	1:4	74347Y789	74347Y730
SDOW	ProShares UltraPro Short Dow30	1:4	74347G648	74347G135

All reverse splits will be effective prior to market open on November 7, 2024, when the funds will begin trading at their post-split prices. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

The reverse splits will increase the price per share of each fund, with a proportionate decrease in the number of shares outstanding. For example, for a one-for-five reverse split, every five pre-split shares will result in the receipt of one post-split share, which will be priced five times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical one-for-five reverse split.

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	200	$50.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratios (for example, not a multiple of five for a one-for-five reverse split), the reverse splits will result in the creation of fractional shares. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, with over $75 billion in assets. The company is a leader in strategies such as crypto-linked, dividend growth, interest rate hedged bond and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

MEDIA CONTACT

Tucker Hewes

212-207-9451

tucker@hewescomm.com

INVESTOR CONTACT

ProShares

866-776-5125

Some ProShares ETFs seek daily investment results that correspond, before fees and expenses, to a multiple (e.g., 2x or -2x) of the daily performance of its underlying benchmark (the “Daily Target”). While the Funds have a daily investment objective, you may hold a Fund’s shares for longer than one day if you believe it is consistent with your goals and risk tolerance. For any holding period other than a day, your return may be higher or lower than the Daily Target. These differences may be significant. Smaller index gains/losses and higher index volatility contribute to returns worse than the Daily Target. Larger index gains/losses and lower index volatility contribute to returns better than the Daily Target. The more extreme these factors are, the more they occur together, and the longer your holding period while these factors apply, the more your return will tend to deviate. Investors should consider periodically monitoring their geared fund investments in light of their goals and risk tolerance.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes, and may be less liquid than stocks of larger companies. Please see prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Separate ProShares Trust II prospectuses are available for Volatility, Commodity, and Currency ProShares.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.